Exhibit 10.18

Named Executive Officer Salary, Bonus and Perquisite Arrangements for 2008

Set forth below is a description of certain compensation arrangements for 2008 for the following officers of Imperial Capital Bancorp, Inc. (the “Company”) and Imperial Capital Bank, referred to below as the “named executive officers”: George W. Haligowski, Chairman of the Board, President and Chief Executive Officer; Norval L. Bruce, Vice Chairman of the Board; Timothy M. Doyle, Executive Managing Director and Chief Financial Officer; Lyle C. Lodwick, Executive Managing Director and Chief Operating Officer; and Phillip E. Lombardi, Executive Managing Director and Chief Credit Officer.

Base Salaries

The base salaries of the named executive officers, other than Mr. Bruce, were not changed and will remain at 2007 levels until the Company’s Compensation Committee and Board of Directors determine otherwise.  Mr. Bruce’s base salary, which was reduced in 2007 to $124,000 to reflect a reduction in his work hours, will be further reduced by 50% to $62,050 effective July 1, 2008.  The following table sets forth the current base salaries for the named executive officers:

Name	Base Salary
George W. Haligowski	$590,000
Norval L. Bruce	124,100	(1)
Timothy M. Doyle	259,875
Lyle C. Lodwick	247,200
Phillip E. Lombardi	185,000
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(1) To be reduced to $62,050 effective July 1, 2008.

Bonuses

The named executive officers may receive cash bonuses at the discretion of the Compensation Committee.  The named executive officers’ maximum potential bonuses for 2008 were reduced by 50% from their maximum potential bonuses for 2007. Accordingly, each named executive officer, other than Mr. Haligowski, will have the potential to receive a bonus for 2008 of up to 25% of base salary (compared to the potential for up to 50% of base salary for 2007).  Mr. Haligowski will have the potential to receive a bonus for 2008 of up to 100% of base salary (compared to the potential for up to 200% of base salary for 2007).

Corporate Vehicle Program

The Company maintains a corporate vehicle program, under which officers at or above the First Vice President level are given the choice of the use of a Company-purchased vehicle, with the Company covering the purchase cost up to a specified amount and the costs of operating the vehicle (including insurance, gasoline, maintenance, repairs and personal use), or a monthly allowance intended to cover the costs of the officer’s operation of his or her own vehicle.  The maximum Company-covered purchase cost and monthly allowance options for the Executive Managing Director level and above are currently as follows:

Officer Level	Max. Purchase Cost	Monthly Allowance
Chief Executive Officer	$165,000	$2,600
Vice Chairman and Executive Managing Directors	$77,500	$1,800

Additional Chief Executive Officer Compensation and Benefits

Mr. Haligowski receives various other perquisites and other personal benefits, including, among other things, the use of up to 35 hours of chartered aircraft services during 2008.

Supplemental Life Insurance Benefit

The Board also approved a supplemental life insurance benefit for Messrs. Lodwick and Lombardi, which is consistent with the existing supplemental life insurance benefit being provided to Mr. Doyle.  The benefit is in the form of a $250,000 term policy on which the Company will pay the premiums and gross-up the officers’ compensation for the tax liability they incur as a result of this benefit.